Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:

April 28, 2017	Debra Peterson, 913-353-7569 debra.d.peterson@centurylink.com

CenturyLink announces combined company senior leadership team

Effective upon completion of the acquisition of Level 3 Communications

MONROE, La. – Glen F. Post III, chief executive officer and president of CenturyLink, Inc. (NYSE: CTL), today announced the senior leadership team that will report to him effective at the time of closing of the company’s acquisition of Level 3 Communications, Inc. (NYSE: LVLT).

“We have assembled an incredibly talented and experienced executive team that is well positioned to lead the combined company and drive our increased enterprise focus,” Post said. “With the assets we will have as a result of this strategic combination and with this leadership team in place at closing, we believe we will be positioned to deliver strong performance not only in the United States, but also in our expanded markets globally.”

The senior leadership team will include:

•	Clay Bailey, senior vice president, transformation, who will lead the integration of CenturyLink and Level 3, and automation and simplification in the combined company.

•	Dean Douglas, executive vice president, North America enterprise, who will be responsible for sales, revenue generation and enterprise service delivery in the company’s North American markets. He also will have responsibility for the company’s national/business technicians.

•	Gary Gauba, senior vice president, chief relationship officer, who will be responsible for building strong, trust-based relationships with the C-suite executives of the company’s top customers and also will continue to lead the advanced solutions group.

•	Stacey Goff, executive vice president, general counsel and chief administrative officer, who will lead the company’s legal, corporate strategy, business development and mergers and acquisitions functions.

•	Aamir Hussain, executive vice president, chief technology officer and network operations, who will be responsible for product development, platforms and infrastructure and information technology.

•	Maxine Moreau, executive vice president, consumer, who will be responsible for sales, marketing and service delivery for the company’s local market consumer operations in 37 states, including field technicians.

•	Laurinda Pang, executive vice president, global accounts management and international, who will be responsible for sales, revenue generation and enterprise service delivery for the company’s top global accounts and for the company’s APAC, EMEA and LATAM markets.

•	Sunit Patel, executive vice president, chief financial officer, as previously announced, who will be responsible for the company’s domestic and international finance and accounting functions.

•	Scott Trezise, executive vice president, human resources, who will lead all domestic and international human resources functions.

•	Girish Varma, executive vice president, IT and managed services, who will be responsible for technology/strategic consulting, big data, managed security services and managed hosting.

•	In addition, Post plans to name an executive vice president, chief marketing officer at a later date.

CenturyLink previously announced that shareholders of both companies as well as several states have already approved or cleared the company’s acquisition of Level 3. The company continues to anticipate closing the transaction by the end of third quarter 2017.

About CenturyLink

CenturyLink (NYSE: CTL) is a global communications, hosting, cloud and IT services company enabling millions of customers to transform their businesses and their lives through innovative technology solutions. CenturyLink offers network and data systems management, big data analytics and IT consulting, and operates more than 55 data centers in North America, Europe and Asia. The company provides broadband, voice, video, data and managed services over a robust 250,000-route-mile U.S. fiber network and a 300,000-route-mile international transport network. Visit CenturyLink for more information.

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Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this communication, including statements regarding the expected timing and benefits of the proposed transaction, such as efficiencies, cost savings, enhanced revenues, growth potential, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “will,” “estimates,” “anticipates,” “believes,” “expects,” “projects,” “plans,” “intends,” “may,” “should,” “could,” “seeks” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. These forward-looking statements, and the assumptions upon which they are based, (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties. Actual events and results may differ materially from those anticipated, estimated, projected or implied in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the ability of the parties to timely and successfully receive the required approvals for the combination from regulatory agencies free of conditions materially adverse to the parties; the possibility that the anticipated benefits from the proposed transaction cannot be fully realized or may take longer to realize than expected; the possibility that costs, difficulties or disruptions related to the integration of Level 3’s operations with those of CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel, including reaching or maintaining mutually acceptable employment arrangements with the executives named above; the effects of competition from a wide variety of competitive providers, including lower demand for CenturyLink’s legacy offerings; the effects of new, emerging or competing technologies, including those that could make the combined company’s products less desirable or obsolete; the effects of ongoing changes in the regulation of the communications industry, including the outcome of regulatory or judicial proceedings relating to intercarrier compensation, interconnection obligations, access charges, universal service, broadband deployment, data protection and net neutrality; adverse changes in CenturyLink’s or the combined company’s access to credit markets on favorable terms, whether caused by changes in its financial position, lower debt credit ratings, unstable markets or otherwise; the combined company’s ability to effectively adjust to changes in the communications industry, and changes in the composition of its markets and product mix; possible changes in the demand for, or pricing of, the combined company’s products and services, including the combined company’s ability to effectively respond to increased demand for high-speed broadband service; changes in the operating plans, capital allocation plans or corporate strategies of the combined company, whether based on changes in market conditions, changes in the cash flows or financial position of the combined company, or otherwise; the combined company’s ability to successfully maintain the quality and profitability of its existing product and service offerings and to introduce new offerings on a timely and cost-effective basis; the adverse impact on the combined company’s business and network from possible equipment failures, service outages, security breaches or similar events impacting its network; the combined company’s ability to maintain favorable relations with key business partners, suppliers, vendors, landlords and financial institutions; the ability of the combined company to utilize net operating losses in amounts projected; changes in the future cash requirements of the combined company; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and Level 3’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Due to these risks and uncertainties, there can be no assurance that the proposed combination or any other transaction described above will in fact be completed in the manner described or at all. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the proposed combination or the combined company. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Unless legally required, CenturyLink and Level 3 undertake no obligation and each expressly disclaim any such obligation, to update publicly any forward-looking statements, whether as a result of new information, future events, changed events or otherwise.

Additional Information

In connection with the proposed combination, CenturyLink filed a registration statement on Form S-4 with the SEC (Registration Statement No. 333-215121) which was declared effective by the SEC on February 13, 2017. CenturyLink and Level 3 have filed a joint proxy statement/prospectus and will file other relevant documents concerning the proposed transaction with the SEC. CenturyLink and Level 3 began mailing the definitive joint proxy statement/prospectus to their respective security holders on or about February 13, 2017. The definitive joint proxy statement/prospectus, dated as of February 13, 2017, contains important information about CenturyLink, Level 3, the proposed combination and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED COMBINATION OR INCORPORATED BY REFERENCE IN THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain the definitive joint proxy statement/prospectus and the filings that are incorporated by reference in the definitive joint proxy statement/prospectus, as well as other filings containing information about CenturyLink and Level 3, free of charge, at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain these documents free of charge by directing a request to CenturyLink, 100 CenturyLink Drive, Monroe, Louisiana 71203, Attention: Corporate Secretary, or to Level 3, 1025 Eldorado Boulevard, Broomfield, Colorado 80021, Attention: Investor Relations.